Exhibit 99.1

First State Bank Grows with Smaller, Regional Acquisitions

New Mexico Business Weekly© - September 16-22, 2005

By Dan Shingler, NMBW Editor

With the acquisition of Albuquerque’s Access Anytime Bancorp and Belen-based Ranchers banks by First State Bank, the Duke City will lose a few jobs, but gain an institution that has staked out its claim to both the Southwest banking market and its own long-term independence.

First State’s Chief Executive Officer Michael Stanford says the deals will give his bank the statewide presence it has long sought, along with a foothold in an Arizona market the bank believes holds much potential for future growth.

“That was the most intriguing thing about these deals from a New Mexico standpoint: It really makes us a statewide player,” says Stanford.

Stanford spoke about the pending deals after his institution announced the acquisitions on Aug. 31 of Access Anytime and on Sept. 2 of Ranchers.

Acquisitions grow assets

With Access Anytime’s $374 million in assets and 10 branches along with Ranchers’ $117 million in assets and nine branches, First State will have 49 branches and approximately $2.5 billion in assets in four states. The acquisitions must receive shareholder and regulatory approvals to proceed.

The deals would give First State four Ranchers branches in the Valencia County market and two Dona Ana County branches in Las Cruces. Valencia and Dona Ana counties are areas the bank has targeted for future growth, but it currently has only two branches in Valencia and none in Dona Ana, Stanford says.

“It puts us in Las Cruces,” Stanford says, adding, “Valencia County is one of the fastest growing counties around and Dona Ana is one of the fastest-growing counties as well.”

First State is banking on bringing more customers into the branches it’s buying, Stanford says. Adding services such as overdraft protection to accounts that didn’t offer them before along with its increased marketing efforts, should enable both the Ranchers and Access Anytime branches to bring in more business than before, he reasons.

Presence in Los Lunas

Two Los Lunas branches, a Ranchers branch on Hwy. 47 and an existing First State branch on Main Street, are only blocks apart and will be consolidated into the Main Street location after the Ranchers acquisition is complete, says First State spokesman Pat Dee.

The Access Anytime acquisition also gives First State its first Arizona branch, a burgeoning stand-alone location in Sun City, just west of Phoenix, that has generated $95 million in deposits on its own, Dee says.

Stanford says First State considers Arizona the last state to add to its strategic four-state market that includes New Mexico, Colorado, and Utah. The bank likely will build new branches in Arizona once it takes over Access Anytime, he says.

Other acquisition targets

It might also buy other banks, especially second- and third-tier banks similar to Access and Ranchers, which Stanford describes as “too small for the big guys, but not for us,” in terms of being acquisition targets.

“We’ll be proactive and try to look for deals to fill in the markets we’re in. But I don’t think you’ll ever see us announce two deals in one week again,” he adds.

Asked about job loss, Stanford said the pending acquisitions won’t result in the wholesale layoffs that often accompany in-market mergers between competing banks. Access Anytime already contracted out many of the back-office functions that would overlap with First State’s own internal departments, Stanford says.

There still will be some cuts, though, but First State’s CEO says they will involve almost exclusively executive and upper-management positions. He declines to put a specific number on the cuts, but does say fewer than 50 jobs would be eliminated in both of the pending mergers.

On the upside, the deals make First State better able to control its own destiny, which as far as he’s concerned means remaining an Albuquerque-based bank and bank holding company, Stanford says.

“Growth is independence and it keeps you independent,” Stanford says. “We are a New Mexico-based company and we will always be a New Mexico-based company as long as I’m here.”

Squelching the rumors

Oddly enough, just as First State was preparing to announce the Access Anytime deals, rumors that First State itself was about to be bought out were swirling in the Albuquerque business community. Even Stanford heard them. Pay no mind, he says.

“I get calls all the time from people saying ‘I heard from a credible source that you signed a contract,’” Stanford says. “Hell, I haven’t even talked to anyone.”